EXECUTION COPY






CREDIT AGREEMENT



by and among




LONE STAR INDUSTRIES, INC.
(Borrower)



NBD BANK, N.A. (Agent)



and LENDERS (signatory hereto)










Dated as of June 30, 1997

TABLE OF CONTENTS

                                                                  Page

ARTICLE I
DEFINITIONS.........................................................1

ARTICLE II  THE CREDITS ...........................................14


2.1..   Commitment.................................................14
2.2.    Promise to Pay; Required Payments; Termination.............15
2.3.    Ratable Loans; Types of Advances...........................15
2.4.    Interest...................................................15
2.5.    Commitment Fee; Reductions in Aggregate Commitment.........16
2.6.    Minimum Amount of Each Advance.............................17
2.7.    Optional Principal Payments................................17
2.8.    Method of Selecting Types and Interest Periods for
           New Advances........................................... 17
2.9.    Conversion and Continuation of Outstanding Advances........17
2.10.  Changes in Interest Rate, etc...............................18
2.11.  Rates Applicable After Default..............................18
2.12.  Method of Payment...........................................19
2.13.  Notes; Telephonic Notices...................................19
2.14.  Interest Payment Dates......................................19
2.15.  Notification of Advances, Interest Rates, Prepayments and
          Commitment Reductions....................................20
2.16.  Lending Installations.......................................20
2.17.  Non-Receipt of Funds by the Agent...........................20
2.18.  Mandatory Prepayment in the Event of a Change in Control....20
2.19.  Facility LCs................................................21

ARTICLE III  CHANGE IN CIRCUMSTANCES...............................26

3.1.    Yield Protection...........................................26
3.2.    Changes in Capital Adequacy Regulations....................27
3.3.    Availability of Types of Advances..........................27
3.4.    Funding Indemnification....................................28
3.5.    Lender Statements; Survival of Indemnity...................28
3.6.    Removal of Lender..........................................28

ARTICLE IV  CONDITIONS PRECEDENT; WITHHOLDING
                       TAX EXEMPTION...............................28

4.1.    Initial Credit Extension...................................29
4.2.    Each Credit Extension......................................30
4.3.    Withholding Tax Exemption..................................30

ARTICLE V  REPRESENTATIONS AND WARRANTIES..........................31

5.1.    Corporate Existence and Standing...........................31
5.2.    Authorization and Validity.................................31
5.3.    No Conflict; Government Consent............................31
5.4.    Financial Statements.......................................32
5.5.    Material Adverse Change....................................32
5.6.    Taxes......................................................32
5.7.    Litigation and Contingent Obligations......................32
5.8.    Subsidiaries...............................................33
5.9.    ERISA......................................................33
5.10.  Accuracy of Information.....................................33
5.11.  Regulation U................................................33
5.12.  Material Agreements.........................................33
5.13.  Compliance With Laws........................................33
5.14.  Ownership of Properties.....................................33
5.15.  Plan Assets; Prohibited Transactions........................34
5.16.  Environmental Matters.......................................34
5.17.  Investment Company Act......................................34
5.18.  Public Utility Holding Company Act..........................34
5.19.  Post-Retirement Benefits....................................34
5.20.  Insurance...................................................34
5.21.  Solvency....................................................35
5.22.  Environmental Warranties....................................35

ARTICLE VI  COVENANTS..............................................37

6.1.    Financial Reporting........................................37
6.2.    Use of Proceeds............................................38
6.3.    Notice of Default..........................................39
6.4.    Conduct of Business........................................39
6.5.    Dividend Restrictions......................................39
6.6.    Taxes......................................................39
6.7.    Insurance..................................................39
6.8.    Compliance with Laws.......................................39
6.9.    Maintenance of Properties..................................39
6.10.  Inspection..................................................39
6.11.  Indebtedness................................................40
6.12.  Merger......................................................40
6.13.  Sale of Assets..............................................41
6.14.  Investments and Acquisitions................................43
6.15.  Liens.......................................................44
6.16.  ERISA.......................................................46
6.17.  Affiliates..................................................47
6.18.  Environmental Covenants.....................................47
6.19.  Sale of Accounts............................................47
6.20.  Financial Covenants.........................................47

ARTICLE VII DEFAULTS...............................................48

ARTICLE VIII  ACCELERATION, WAIVERS, AMENDMENTS
                         AND REMEDIES..............................51

8.1.    Acceleration...............................................51
8.2.    Amendments.................................................52
8.3.    Preservation of Rights.....................................53

ARTICLE IX  GENERAL PROVISIONS.....................................53

9.1.    Survival of Representations................................53
9.2.    Governmental Regulation....................................53
9.3.    Taxes......................................................54
9.4.    Headings...................................................54
9.5.    Entire Agreement...........................................54
9.6.    Several Obligations; Benefits of this Agreement............54
9.7.    Expenses; Indemnification..................................54
9.8.    Numbers of Documents.......................................55
9.9.    Accounting.................................................55
9.10.  Severability of Provisions..................................55
9.11.  Nonliability of Lenders.....................................55
9.12.  Confidentiality.............................................55
9.13.  Nonreliance.................................................55

ARTICLE X  THE AGENT...............................................56

10.1.    Appointment; Nature of Relationship.......................56
10.2.    Powers....................................................56
10.3.    General Immunity..........................................56
10.4.    No Responsibility for Loans, Recitals, etc................56
10.5.    Action on Instructions of Lenders.........................57
10.6.    Employment of Agents and Counsel..........................57
10.7.    Reliance on Documents; Counsel............................57
10.8.    Agent's Reimbursement and Indemnification.................57
10.9.    Notice of Default.........................................58
10.10.  Rights as a Lender.........................................58
10.11.  Lender Credit Decision.....................................58
10.12.  Successor Agent............................................58
10.13.  Agent's Fee................................................59

ARTICLE XI  SETOFF; RATABLE PAYMENTS...............................59

11.1.    Setoff....................................................59
11.2.    Ratable Payments..........................................59

ARTICLE XII  BENEFIT OF AGREEMENT; ASSIGNMENTS;
                          PARTICIPATION............................60

12.1.    Successors and Assigns....................................60
12.2.    Participation.............................................60
12.3.    Assignments...............................................61
12.4.    Dissemination of Information..............................62
12.5.    Tax Treatment.............................................62

ARTICLE XIII  NOTICES..............................................62

13.1.    Notices...................................................62
13.2.    Change of Address.........................................62

ARTICLE XIV  COUNTERPARTS..........................................63

ARTICLE XV  CHOICE OF LAW, CONSENT TO JURISDICTION,
                         WAIVER OF JURY TRIAL......................63

15.1.    CHOICE OF LAW.............................................63
15.2.    CONSENT TO JURISDICTION...................................63
15.3.    WAIVER OF JURY TRIAL......................................63




CREDIT AGREEMENT


	This Agreement, dated as of June 30, 1997, is among Lone Star Industries, Inc., the Lenders and NBD Bank, N.A., as Agent. The parties hereto agree as follows:


ARTICLE I

DEFINITIONS

	As used in this Agreement:

	"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation, limited liability company, limited liability partnership, limited partnership, partnership, entity, trust, association, joint venture or other business organization, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a limited liability company, limited liability partnership, limited partnership, partnership, entity, trust, association, joint venture or other business organization.

	"Advance" means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to the Borrower of the same Type and, in the case of Fixed Rate Advances, for the same Interest Period.

	"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities
(or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

	"Agent" means NBD Bank, N.A. in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

	"Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

	"Aggregate Outstanding LC Exposure" means, as of any day, the aggregate of the Outstanding LC Exposure of all the Lenders.

	"Aggregate Outstanding Credit Exposure" means, as of any day, the aggregate of the Outstanding Credit Exposure of all the Lenders.

	"Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

	"Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

	"Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

	"Applicable Commitment Fee Percentage" is defined in Section
2.5.

	"Applicable Margin" is defined in Section 2.4.

	"Article" means an article of this Agreement unless another document is specifically referenced.

	"Attributable Debt" means, as to any particular lease relating to a Sale and Leaseback Transaction, the total amount of Rentals
(discounted semiannually from the respective due dates thereof in accordance with generally accepted financial practice at the interest rate implicit in such lease if known or, if not known, 10% per annum) required to be paid by the lessee under such lease during the remaining term thereof.

	"Authorized Officer" means the Vice President, Chief Financial Officer, Controller and Treasurer of Borrower, or the Chairman,
President or any Vice President of the Borrower, acting singly.

	"Available Aggregate Commitment" means, for any day, the Aggregate Commitment then in effect minus the sum of (i)the aggregate principal amount of the outstanding Advances and (ii)the Aggregate Outstanding LC Exposure.

	"Base Tangible Net Worth" is defined in Section6.20.

	"Basis Point," "basis point" or "bp" means one one-hundredth (1/100) of one percent.

	"Borrower" means Lone Star Industries, Inc., a Delaware corporation, and its successors and assigns.

	"Borrowing Date" means a date on which an Advance is made hereunder.

	"Borrowing Notice" is defined in Section 2.8.

	"Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

	"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting
Principles.

	"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

	"CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended.

	"CERCLIS" means the Comprehensive Environmental Response
Compensation Liability Information System List.

	"Change in Control" means such time as:

	(a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended
("Exchange Act")) (i) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 45% of the total then outstanding voting power of the capital stock of the Borrower, (ii) has the right or the ability by voting right, contract or otherwise to elect or designate for election a majority of the entire board of directors of the Borrower or (iii) acquires all or substantially all of the properties or assets of the Borrower; or

	(b) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by such board of directors, or whose nomination for election by such board of directors, or whose nomination for election by the shareholders of the Borrower, as the case may be, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the board of directors of the Borrower then in office.

	"Change" is defined in Section3.2.

	"Change in Control Notice" is defined in Section 2.18.

	"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
	"Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(b), as such amount may be modified from time to time pursuant to the terms hereof.

	"Commitment Fee" is defined in Section 2.5.

	"Condemnation" is defined in Section 7.8.

	"Consolidated Assets" means all assets shown on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principals.

	"Consolidated Fixed Charges" means, for any period, without duplication, the sum of the amounts for such period of (i)Consolidated Interest Expense, and (ii)Rentals of the Borrower and its Subsidiaries on a consolidated basis, all as determined on a consolidated basis for the Borrower and its Subsidiaries in conformity with Agreement
Accounting Principles.

	"Consolidated Income Before Interest and Taxes" means, for any period, the sum of (i) earnings before income taxes for such period, plus (ii) interest expense for such period, less (iii) equity earnings of unconsolidated Subsidiaries of the Borrower for such period, determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

	"Consolidated Interest Expense" means, for any period, total interest expense, whether paid or accrued, in accordance with Agreement Accounting Principles (including that attributable to
Capitalized Leases and amortization of debt discount) of the Borrower and its subsidiaries on a consolidated basis.

	"Consolidated Net Income" means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles; provided that there shall be excluded (i) the income (or loss) of any Affiliate of the Borrower or other Person (other than a Subsidiary of the Borrower) in which any Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower, or any of its Subsidiaries, by such Affiliate or other Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person's assets are acquired by the Borrower or any of its Subsidiaries, and (iii) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

	"Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other
Person, or otherwise assures any creditor of such other Person against loss (including, without limitation, any comfort letter, operating agreement or take-or-pay contract).

	"Conversion/Continuation Notice" is defined in Section 2.9.

	"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

	"Credit Extension" means either the making of an Advance or the issuance of a Facility LC hereunder.

	"Credit Extension Date" means the Borrowing Date for an
Advance or the issuance date for a Facility LC.

	"Default" means an event described in Article VII.

	"Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

	"ERISA Affiliate" means any corporation or trade or business which is a member of the same Controlled Group as the Borrower, including without limitation members of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower and all trades or businesses (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

	"Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

	"Eurodollar Base Rate" means, with respect to a Eurodollar
Advance for the relevant Eurodollar Interest Period, the rate determined by the Agent to be the arithmetic average of the rates reported to the Agent by each Reference Bank as the rate at which each Reference
Bank offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) three Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of such Reference Bank's relevant Eurodollar Loan and having a maturity approximately equal to such Eurodollar Interest Period. If any Reference Bank fails to provide such quotation to the Agent, then the Agent shall determine the Eurodollar
Base Rate on the basis of the quotations of the remaining Reference
Bank(s).

	"Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.
Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

	"Eurodollar Loan" means a Loan which bears interest at a Eurodollar Rate.

	"Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of
(a) the Eurodollar Base Rate applicable to such Eurodollar Interest
Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

	"Existing LC" means the Letter of Credit issued by NBD Bank, N.A. for the benefit of Koch Carbon, Inc. in the amount of $648,725 on March19, 1997.

	"Facility LC" is defined in Section2.19(a).

	"Facility LC Application Agreement" means each and every application agreement or other instrument or agreement requested by the LC Issuer pursuant to Section2.19(c).

	"Facility Termination Date" means April30, 2002 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

	"Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

	"Financial Contract" of a Person means (i)any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii)any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

	"First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

	"Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) Consolidated Income Before Interest and Taxes, plus Rentals for such period of the Borrower and its Subsidiaries on a consolidated basis to (ii) Consolidated Fixed Charges.

	"Fixed Rate" means the Eurodollar Rate.

	"Fixed Rate Advance" means an Advance which bears interest at a Fixed Rate.

	"Fixed Rate Loan" means a Loan which bears interest at a Fixed
Rate.

	"Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day in each case changing when and as the Alternate Base Rate changes.

	"Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

	"Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

	"Guarantor" means New York Trap Rock Corporation, and its successors and assigns.

	"Guaranty" means that certain Subsidiary Guaranty dated as of June30, 1997, executed by the Guarantor in favor of the Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.

	"Hazardous Material" means (i) any "hazardous substance", as defined by CERCLA; (ii) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended; (iii) any petroleum product; or (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

	"Indebtedness" of a Person means, without duplication, such Person's (i) obligations for borrowed money or its mandatory purchase, redemption or other retirement obligations in respect of mandatorily redeemable Preferred Stock, (ii)obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade, but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to such property), (iii) obligations, whether or not assumed, secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or become liable for such obligations) or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Contingent Obligations,(vi)obligations in respect of Letters of Credit (whether or not representing obligations for borrowed money), (vii)Rate Hedging Obligations and (viii)Capitalized Lease Obligations. Indebtedness of any Person shall include all obligations of the character described in clauses (i) through (viii) above, notwithstanding that any such obligation is deemed to be extinguished under Agreement Accounting Principles if such Person remains legally liable in respect thereof.

	"Intangible Assets" is defined in the definition of "Tangible Net Worth" in this Article I.

	"Interest Period" means a Eurodollar Interest Period.

	"Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person or payment by such Person in redemption of or to repurchase equity in another Person, including without limitation, stock or warrants of the other Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

	"LC Base Amount" is defined in Section 2.19(d).

	"LC Issuer" means (i)NBD in its capacity as LC Issuer hereunder with respect to each Facility LC issued by NBD and (ii)any
Lender (other than NBD) in its capacity as LC Issuer hereunder with respect to any and all Facility LCs issued by such Lender in its sole discretion upon the Borrower's request. All references contained in this Agreement and the other Loan Documents to the "LC Issuer" shall be deemed to apply equally to each of the institutions referred to in clauses
(i) and (ii) of this definition in their respective capacities as LC Issuer of any and all Facility LCs issued by each such institution.

	"LC Obligations" means, at any time, the sum, without duplication, of (i)the aggregate amount available for drawing under all Facility LCs outstanding at such time plus (ii)the aggregate unpaid amount at such time of all Reimbursement Obligations in respect of previous drawings made under Facility LCs.

	"LC Payment Date" is defined in Section2.19(e).

	"Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

	"Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

	"Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

	"Leverage Ratio" means the ratio of Total Debt to Total
Capitalization.

	"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

	"Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof).

	"Loan Documents" means this Agreement and the Notes, any and all Facility LC Application Agreements, the Guaranty and the other documents and agreements contemplated hereby and now or hereafter executed by the Borrower (or in the case of the Guaranty, by the Guarantor) in favor of the Agent or any Lender.

	"Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

	"Material Plan" shall mean a Plan or Plans the aggregate
Unfunded Vested Liabilities of which exceeds five percent (5%) of Tangible Net Worth.

	"Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

	"NBD" means NBD Bank, N.A. in its individual capacity, and its successors.

	"Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

	"Notice of Assignment" is defined in Section 12.3(b).

	"Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the LC Issuer, the Agent or any indemnified party hereunder arising under the Loan Documents.

	"Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) its Outstanding LC Exposure at such time.

	"Outstanding LC Exposure" means, as to any Lender at any time, an amount equal to its Percentage of the LC Obligations at such time.

	"Participants" is defined in Section 12.2(a).

	"Payment Date" means the last day of each March, June, September and December.

	"PBGC" shall mean Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

	"Percentage" means, with respect to each Lender, the percentage that such Lender's Commitment constitutes of the Aggregate
Commitment.

	"Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

	"Plan" means any employee pension benefit plan established or maintained, or to which contributions have been made, by the Borrower or any ERISA Affiliate for its employees and covered by Title IV of ERISA or to which Section 412 of the Code applies.

	"Preferred Stock," as applied to any corporation, means shares of such corporation that shall be entitled to preference or priority over any other shares of such corporation in respect of either the payment of dividends or the distribution of assets upon liquidation, or both.

	"Prime Rate" means a rate per annum equal to the prime rate of interest announced by NBD from time to time, changing when and as said rate changes.

	"Priority Debt" is defined in Section6.11(b).

	"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

	"Purchasers" is defined in Section 12.3(a).

	"Rate Hedging Agreement" means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

	"Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired
(including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Hedging Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.
	"Reference Banks" means NBD and First Chicago.

	"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

	"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

	"Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LC's, including interest and all applicable fees, charges and expenses.

	"Release" means a "release", as such term is defined in CERCLA.

	"Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property (other than a Capitalized Lease) having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more.

	"Reportable Event" means any reportable event, as defined in
Section 4043(c) of ERISA and the regulations issued under such Section, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with either Section412(d) of the Code or Section 4043(a) of ERISA).

	"Required Lenders" means Lenders in the aggregate having at least 66 % of the Aggregate Commitment or, if the Aggregate
Commitment has been terminated, Lenders in the aggregate holding at least 66 % of the aggregate unpaid principal amount of the outstanding Advances.

	"Reserve Requirement" means, with respect to a Eurodollar
Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

	"Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property, directly or by an Affiliate, as lessee.

	"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

	"Significant Subsidiary" means, at any date, any Subsidiary of the Borrower the assets of which have a book value of more than $1,000,000 (as reflected in the Borrower's most recently audited consolidated balance sheet).

	"Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

	"Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

	"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any firm, limited liability partnership, limited partnership, partnership, limited liability company, entity, trust, association, joint venture or business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

	"Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, the book value of Property which (i)for purposes of the twelve-month period referred to in Section6.13(b)(i), represents more than 10% of the Consolidated Assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii)for purposes of Section6.13(b)(ii), represents more than 25% of the Consolidated Assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as of December31, 1996.

	"Tangible Net Worth" means at any date the consolidated stockholders' equity (net of treasury stock) of the Borrower and its Subsidiaries determined quarterly in accordance with Agreement
Accounting Principles, less consolidated Intangible Assets of the Borrower and its Subsidiaries, all determined as of such date. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i)all write-ups (other than increases in deferred tax assets, write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business, subsequent to December31, 1996) in the book value of any asset owned by the Borrower or a Subsidiary, (ii)all investments in unconsolidated Subsidiaries, and (iii)all unamortized debt discount and expense, unamortized deferred charges (except for deferred stripping), goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

	"Termination Event" means any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan or receipt of notice from the respective Plan sponsor of the complete or partial withdrawal pursuant to Subtitle E of Title IV of ERISA by the Borrower or any ERISA Affiliate from any Plan to which the Borrower or such ERISA Affiliate contributes.

	"Total Capitalization" means the sum of Tangible Net Worth and Total Debt.

	"Total Debt" means the sum of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis.

	"Transaction Documents" means, collectively, the Loan
Documents and any other documents contemplated hereby.

	"Transferee" is defined in Section 12.4.

	"Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

	"Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

	"Unfunded Vested Liabilities" means the amount (if any) by which (i) the actuarial present value of accumulated Plan benefits which are vested under all Plans exceeds (ii) such Plans' net assets available for benefits (all as determined in accordance with Financial Accounting Standards Board Statement No. 87 as in effect on the date hereof and as determined in connection with the filing of the Borrower's most recent Annual Report on Form 10-K) but only to the extent such excess would, if such Plans were to terminate as of such date, represent a liability of the Borrower or any ERISA Affiliate to the PBGC under Title IV of ERISA. In each case the foregoing determination shall be made as of the most recent date prior to the filing of said Annual Report as of which such actuarial present value of accumulated Plan benefits is determined.

	"Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

	"Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which (other than directors' qualifying shares) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

	The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1	  Commitment.  From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time; provided that upon giving effect to each such Loan, the sum of (i)the aggregate amount of all Loans made by each Lender plus (ii)such Lender's Outstanding LC Exposure, shall not exceed such Lender's Commitment. No Lender shall have any obligation with respect to any other Lender's Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.2	  Promise to Pay; Required Payments; Termination.  The
Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Note. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date, in addition to any and all dates required payments are due pursuant to this Agreement.

2.3	  Ratable Loans; Types of Advances.  Each Advance hereunder
shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Advances may be Floating Rate
Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9. All Obligations shall rank at least pari passu with the 7.31% Senior Notes due 2007, dated as of March 10, 1997.

2.4	  Interest.  Borrower shall pay interest on each Advance at the
Fixed Rate or the Floating Rate, depending on whether the Advance is a Floating Rate Advance or a Eurodollar Advance, or a combination thereof, as determined for each such Advance in accordance with this Agreement, on the terms and conditions set forth in this Agreement.

	The "Applicable Margin" for purposes of calculating the Eurodollar Rate shall vary depending on the Leverage Ratio. The
Applicable Margin, for purposes of calculating the Eurodollar Rate for Eurodollar Advances, shall equal:

	(a)	.375% (37.5 basis points) if the Leverage Ratio is less
than or equal to 20% (Level I);

	(b)	.45% (45 basis points) if the Leverage Ratio is less than
or equal to 30%, but in excess of 20% (Level II);

	(c)	.625% (62.5 basis points) if the Leverage Ratio is less
than or equal to 40%, but in excess of 30% (Level III);
and

	(d)	.75% (75 basis points) if the Leverage Ratio is in excess
of 40% (Level IV).

The Leverage Ratio shall be determined from the financial statements delivered by the Borrower pursuant to Section 6.1(a) and (b). The adjustment, if any, to the Applicable Margin shall be effective as of the first day of the first fiscal quarter beginning after the quarter in which Borrower's quarterly financial statements have been received pursuant to Section 6.1(b). Until adjusted pursuant to the provisions hereof, the Applicable Margin shall be .45% (45 basis points).

2.5	  Commitment Fee; Reductions in Aggregate Commitment.  The
Borrower agrees to pay to the Agent for the account of each Lender a commitment fee ("Commitment Fee") equal to the Applicable
Commitment Fee Percentage per annum, as set forth below, on the daily amount of the unborrowed portion of such Lender's Commitment, from the date hereof to and including the Facility Termination Date, payable for the immediately preceding fiscal quarter on each Payment Date hereafter and on the Facility Termination Date. The Applicable
Commitment Fee Percentage shall equal: (i).125% (12.5 basis points) if the Leverage Ratio is less than or equal to 20% (Level I); (ii).15% (15 basis points) if the Leverage Ratio is less than or equal to 30%, but in excess of 20% (Level II); (iii).20% (20 basis points) if the Leverage
Ratio is less than or equal to 40%, but in excess of 30% (Level III); and
(iv).25% (25 basis points) if the Leverage Ratio is in excess of 40%
(Level IV).  For purposes of determining the Applicable Commitment
Fee Percentage for a fiscal quarter, the Leverage Ratio shall be determined from the financial statements delivered by the Borrower pursuant to Section 6.1(a) and (b). The Commitment Fee shall be calculated by the Agent for a fiscal quarter based on the Applicable Commitment Fee Percentage as of the last day of that fiscal quarter.
The adjustment, if any, to the Applicable Commitment Fee Percentage shall be effective as of the first day of the first fiscal quarter beginning after the quarter in which Borrower's quarterly financial statements have been received pursuant to Section 6.1(b). The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of Five Million Dollars ($5,000,000), upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of the Commitments of the Lenders.

	For illustrative purposes, the following grid summarizes the determination of the Commitment Fee, the Floating Rate, the Fixed Rate and the LC Fee (see Section 2.19(d)) based on the Leverage Ratio (Commitment Fee, Applicable Margin and LC Fee expressed in basis points ((bp) per annum):

                      LEVEL I       LEVEL II       LEVEL III     LEVEL IV
                     if Total       if Total       if Total      if Total
                      Debt to       Debt to         Debt to       Debt to
                       Total        Total            Total          Total
                   Capitalization Capitalization Capitalization Capitalization
                    is: <= 20%   is: 20% <= 30%  is: 30% <= 40%   is:> 40%

Commitment Fee       	12.5 bp        15 bp           20 bp         25 bp

Floating Rate:
Alternate Base
Rate, plus            0.00 bp      0.00 bp         0.00 bp       0.00 bp

Fixed Rate:
Eurodollar          Applicable    Applicable      Applicable     Applicable
Base                  Margin        Margin          Margin         Margin
Rate, plus	           37.5 bp        45 bp         62.5 bp         75 bp

LC Fee for
Standby
Facility LC's         52.5 bp        60 bp         77.5 bp         90 bp

Note:	Shaded region (Level II) represents the Applicable Commitment
Fee Percentage, the Applicable Margin and the Applicable LC
Fee Percentage on the date hereof and until any adjustment thereto pursuant to the terms and conditions of this Agreement.

2.6	  Minimum Amount of Each Advance.  Each Fixed Rate
Advance or Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.7	  Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances, in either case, upon one Business Day's prior notice to the Agent. A Fixed Rate Advance may not be paid prior to the last day of the applicable Interest Period, except upon
(i)terms and conditions specified by the Agent that fully compensate and indemnify the Agent and the Lenders against the financial impact of the payment prior to the last day of the applicable Interest Period and (ii)at least five Business Day's prior notice.

2.8	  Method of Selecting Types and Interest Periods for New
Advances. The Borrower shall select the Type of Advance and, in the case of each Fixed Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. (Indianapolis time) at least one Business Day before the Borrowing
Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

	(a)	the Borrowing Date, which shall be a Business Day, of
such Advance,

	(b)	the aggregate amount of such Advance,

	(c)	the Type of Advance selected, and

	(d)	in the case of each Fixed Rate Advance, the Interest
Period applicable thereto.

Not later than 12:00noon (Indianapolis time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Indianapolis to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

2.9	  Conversion and Continuation of Outstanding Advances.
Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Fixed Rate Advances. Each Fixed Rate Advance of any Type shall continue as a Fixed Rate Advance of such Type until the end of the then applicable Interest Period therefor, at which time such Fixed Rate Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Fixed Rate Advance either continue as a Fixed Rate Advance of such Type for the same or another Interest Period or be converted into an Advance of another Type. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Fixed Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto except upon
(i)terms and conditions specified by the Agent that fully compensate and indemnify the Agent and the Lenders against the financial impact of the payment prior to the last day of the applicable Interest Period and (ii)at least five Business Day's prior notice. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Fixed Rate Advance not later than 11:00a.m. (Indianapolis time) at least one Business Day, in the case of a conversion into a Floating Rate Advance or three Business
Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

	(a)	the requested date which shall be a Business Day, of such
conversion or continuation,

	(b)	the aggregate amount and Type of the Advance which is
to be converted or continued, and

	(c)	the amount and Type(s) of Advance(s) into which such
Advance is to be converted or continued and, in the case of a conversion into or continuation of a Fixed Rate
Advance, the duration of the Interest Period applicable thereto.

2.10	  Changes in Interest Rate, etc.  Each Floating Rate Advance
shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Fixed Rate Advance into a Floating Rate Advance pursuant to
Section 2.9 to but excluding the date it becomes due or is converted into a Fixed Rate Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance. No Interest Period may end after the Facility Termination Date.

2.11	  Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of
Section 8.2 requiring unanimous consent of the Lenders to reductions in interest rates), declare that no Advance may be made as, converted into or continued as a Fixed Rate Advance. During the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to reductions in interest rates), declare that (i) each Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

2.12	  Method of Payment.  All payments of the Obligations
hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Any payment received by the Agent after such time shall be deemed to have been received on the next Business
Day. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge any account of the Borrower maintained with NBD or First Chicago for each payment of principal, interest and fees as it becomes due hereunder. Each reference to the Agent in this Section2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section2.19.

2.13	  Notes; Telephonic Notices.  Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note or otherwise on its internal records, provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under such Note. All such recordations shall constitute prima facie evidence of the information contained therein. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower.
The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.14	  Interest Payment Dates.  Interest accrued on each Floating
Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Fixed Rate Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding
Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.15	  Notification of Advances, Interest Rates, Prepayments and
Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Each Reference Bank agrees to furnish timely information for the purpose of determining the Eurodollar Rate.

2.16	  Lending Installations.  Each Lender may book its Loans at any
Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.17	  Non-Receipt of Funds by the Agent.  Unless the Borrower or a
Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.18	  Mandatory Prepayment in the Event of a Change in Control.
Notwithstanding any other provision to the contrary: within 30 Business Days prior to the consummation of any transaction which would cause a Change in Control, the Borrower shall notify (a "Change in Control Notice") the Agent and each Lender of such expected transaction, including within such Change in Control Notice the expected closing date of such transaction. Within 30 Business Days of receipt of such Change in Control Notice by any Lender, or if the Change in Control Notice is not received within the required 30 Business Days prior to the consummation of any such transaction, then at any time prior to the expiration of 30 Business Days following receipt of written notice of the consummation of such transaction, such Lender may, at its option, give notice to the Agent and the Borrower that such Lender elects to terminate its Commitment hereunder. Unless an earlier date is otherwise agreed upon between the Borrower, the Agent and the terminating Lender, such Lender's Commitment shall terminate simultaneously with the closing of such transaction and the Borrower shall repay at such time all of such Lender's outstanding Loans, together with accrued interest thereon, any accrued fees with respect to such Lender's Commitment, any costs, losses or expenses incurred by such Lender in connection with such prepayment payable by the Borrower pursuant to Section3.4 and any other obligations of the Borrower to such Lender hereunder.

2.19	  Facility LCs.

	(a)	The LC Issuer hereby agrees, on the terms and
conditions set forth in this Agreement, to issue stand-by and commercial letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC (each a "Modification"), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding
LC Obligations shall not exceed $20,000,000 ("LC
Sublimit") and (ii) the Aggregate Outstanding Credit
Exposure shall not exceed the Aggregate Commitment;
provided, further, that if the Borrower has requested a Lender other than NBD to act as LC Issuer with respect to the issuance or Modification of a particular Facility
LC, such issuance or Modification shall be made only in the sole discretion of such Lender. No Facility LC shall have an expiry date later than the earlier of (i) the fifth Business Day prior to the Facility Termination Date and
(ii) the day which is one year after the date of issuance
(or the most recent Modification) thereof.

	(b)	Upon the issuance or Modification by the LC Issuer of a
Facility LC in accordance with this Section2.19, the LC
Issuer shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Percentage.

	(c)	Subject to subsection (a), the Borrower shall give the LC
Issuer notice prior to 11:00a.m. (Indianapolis time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or
Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC
Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in ArticleIV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a "Facility LC Application Agreement").
In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application
Agreement, the terms of this Agreement shall control.

	(d)	The Borrower shall pay to the Agent a letter of credit fee
("LC Fee") equal to (i) a percentage equal to the Applicable LC Fee Percentage in effect from time to time on the average daily aggregate amount available for drawings under all stand-by Facility LCs (the "LC Base
Amount"), and (ii) a fee equal to the standard fee charged by the LC Issuer then in effect for Commercial
Facility LCs for companies of comparable credit quality.
Each such fee under clause (i) shall be payable in arrears on each Payment Date and on the Facility Termination
Date, and each such fee under clause (ii) shall be payable on the date of the relating drawing. The Borrower shall pay to the LC Issuer such additional fees and expenses relating to issuance, Modification and payment of Facility
LCs in the amounts and at the times agreed between the Borrower and the LC Issuer. The LC Issuer shall furnish to the Agent upon request its calculations with respect to the amount of any fee payable under this subsection (d).
The Applicable LC Fee Percentage shall equal:  (i).525%
(52.5 basis points) if the Leverage Ratio is less than or equal to 20% (Level I); (ii) .60% (60 basis points) if the Leverage Ratio is less than or equal to 30% but in excess of 20% (Level II); (iii) .775% (77.5 basis points) if the
Leverage Ratio is less than or equal to 40%, but in excess of 30% (Level III); and (iv) .90% (90 basis points) if the Leverage Ratio is in excess of 40% (Level
IV).  For purposes of determining the Applicable LC Fee
Percentage for a fiscal quarter, the Leverage Ratio shall be determined from the financial statements delivered by the Borrower pursuant to Section6.1 (a) and (b). The
LC Fee for stand-by Facility LCs shall be calculated by the Agent for a fiscal quarter based on the Applicable LC
Fee Percentage as of the last day of that fiscal quarter.
The adjustment, if any, to the Applicable LC Fee
Percentage shall be effective as of the first day of the fiscal quarter immediately following the quarter for which the most recent Applicable LC Fee Percentage has been determined. Upon receipt, the Agent shall apply the LC Fee for stand-by Facility LCs as follows: (i) a portion of the LC Fee equal to .15% (15 basis points) of the LC Base Amount shall be retained by Agent as a fee for its services in connection with this Section 2.19, and
(ii) the remaining portion of the LC Fee shall be paid over to the Lenders, including NBD, ratably in accordance with their respective Percentages. Upon receipt, the Agent shall apply the LC Fee for commercial
Facility LCs as follows: (i) a portion of the LC Fee equal to .125% (12.5 basis points) of the amount available for drawings under each such commercial Facility LC shall be retained by the Agent as a fee for its services in connection with this Section2.19, and (ii) the remaining portion of the LC Fee shall be paid over to the Lenders, including NBD, ratably in accordance with their respective Percentages.

	(e)	Upon receipt from the beneficiary of any Facility LC of
any demand for payment under such Facility LC, the LC
Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the "LC
Payment Date"). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for
(i) such Lender's Percentage of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to subsection (f) below plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC
Issuer's demand for such reimbursement (or, if such demand is made after 11:00a.m. (Indianapolis time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for such day.

	(f)	The Borrower shall be irrevocably and unconditionally
obligated to immediately reimburse the LC Issuer on or by the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC, or (ii) the LC Issuer's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable by Borrower on demand, for each day until paid at a rate per annum equal to (i) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment
Date and (ii) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Percentage all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement
Obligation (including interest) in respect of any Facility
LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to subsection (e). Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section2.8 and the satisfaction of the applicable conditions precedent set forth in ArticleIV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

	(g)	If after the date hereof, the adoption of any applicable
law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the LC Issuer or any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Facility LCs issued or to be issued hereunder or participation therein, and the result shall be to increase the cost to the LC Issuer or any Lender of issuing or maintaining any Facility LC or any participation therein, or reduce any amount receivable hereunder by the LC
Issuer or any Lender in respect of any Facility LC (which increase in cost, or reduction in amount receivable, shall be the result of such Lender's or the LC Issuer's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by the LC Issuer or such Lender, the Borrower agrees to pay to the LC Issuer or such Lender, from time to time as specified by the LC Issuer or such Lender, such additional amounts as shall be sufficient to compensate the LC Issuer or such Lender for such increased costs or reductions in amounts received by the LC Issuer or such Lender. A certificate of the LC Issuer or such Lender submitted by the LC Issuer or such Lender to the Borrower shall be conclusive as to the amount thereof in the absence of manifest error.

	(h)	The Borrower's obligations under this Section2.19 shall
be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Subsidiaries, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Subsidiaries against the beneficiary of any Facility LC or any such transferee.
The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, including without limitation, honoring of requests for drawings that do not comply with the terms of the Facility LC if done in good faith and without gross negligence, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this subsection (h) is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of subsection (f) above.

	(i)	To the extent not inconsistent with subsection (h) above,
the LC Issuer shall be entitled to rely, and shall be fully protected in relying upon, any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC
Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required
Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a written request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of participation in any Facility LCs.

	(j)	The Borrower hereby agrees to indemnify and hold
harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC
Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting
Lender) or (ii)by reason of or on account of the LC
Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor
Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by
(i) the willful misconduct or gross negligence of the LC
Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility
LC, or (ii)the LC Issuer's failure to pay under any Facility
LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility
LC. Nothing in this subsection (j) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

	(k)	Each Lender shall, ratably in accordance with its
Percentage, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees
(to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability
(except such as result from such indemnitees' gross negligence or willful misconduct or the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section2.19 or any action taken or omitted by such indemnitees hereunder.

	(l)	In its capacity as a Lender, the LC Issuer shall have the
same rights and obligations as any other Lender.


ARTICLE III

CHANGE IN CIRCUMSTANCES

3.1	  Yield Protection.  If any law or any governmental or quasi-
governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

	(a)	subjects any Lender or any applicable Lending
Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal or state taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

	(b)	imposes or increases or deems applicable any reserve,
assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

	(c)	imposes any other condition the result of which is to
increase the cost to any Lender or any applicable
Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending
Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender,

then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

3.2	  Changes in Capital Adequacy Regulations.  If any Lender
determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital
Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Base Committee on Banking Regulation and Supervisory
Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3	  Availability of Types of Advances.  If any Lender determines that maintenance of any of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Agent shall suspend the availability of the affected Type of Advance and require any Fixed Rate Advances of the affected Type to be repaid; or if the Required Lenders determine that (i) deposits of a type or maturity appropriate to match fund Fixed Rate Advances are not available or
(ii)the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and require any Fixed Rate Advances of the affected Type to be repaid.

3.4	  Funding Indemnification.  If any payment of a Fixed Rate
Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will, in addition to such other requirements contemplated by this Agreement, indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance.

3.5	  Lender Statements; Survival of Indemnity.  To the extent
reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

3.6	  Removal of Lender.  If a Lender has requested compensation pursuant to Section3.1 or 3.2 or is unable to make or maintain Fixed
Rate Loans pursuant to Section3.3, the Borrower may elect to terminate the Commitment of such Lender upon not less than five (5) days written notice to such Lender and the Agent. On the date selected for repayment, the Borrower shall pay to such Lender all principal, interest, fees and other Obligations owing to such Lender and such Lender's Commitment shall thereupon terminate. The Borrower may not terminate a Lender's Commitment hereunder if at the time of such termination, a Default or Unmatured Default exists.


ARTICLE IV

CONDITIONS PRECEDENT; WITHHOLDING TAX
EXEMPTION

4.1	  Initial Credit Extension.  The Lenders shall not be required to make the initial Advance hereunder, and the LC Issuer shall not be required to issue the initial Facility LC hereunder, unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

	(a)	Copies of the articles of incorporation of the Borrower,
together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

	(b)	Copies, certified by the Secretary or Assistant Secretary
of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

	(c)	An incumbency certificate, executed by the Secretary or
Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent, the LC Issuer and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

	(d)	A certificate, signed by the chief financial officer of the
Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

	(e)	A written opinion of the Borrower's counsel, addressed
to the Lenders in substantially the form of Exhibit "B" hereto.

	(f)	Notes payable to the order of each of the Lenders.

	(g)	A compliance certificate in the form of Exhibit"C" hereto
signed by the Borrower's chief financial officer showing the calculations necessary to determine compliance with Section6.20 of this Agreement.

	(h)	Written money transfer instructions, in substantially the
form of Exhibit "E" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

	(i)	The Guaranty.

	(j)	Such other documents as any Lender or its counsel may
have reasonably requested.

4.2	  Each Credit Extension.  The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances), and the LC Issuer shall not be required to issue any Facility LC, unless on the applicable Credit Extension Date, both immediately prior to, and immediately after giving effect to, such Credit Extension:

	(a)	Either (i) in the case of an Advance, the Agent shall have
received a Notice of Borrowing in compliance with Section2.8 or (ii) in the case of a Facility LC, the LC
Issuer shall have received a request for the issuance of a Facility LC in compliance with Section2.19 (together with any Facility LC Application Agreement requested by the LC Issuer pursuant to Section2.19(c)).

	(b)	The Aggregate Outstanding Credit Exposure does not
and would not exceed the Aggregate Commitment.

	(c)	There exists no Default or Unmatured Default.

	(d)	The representations and warranties contained in Article
V are true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date, and except as contemplated in the last paragraph of this Section4.2.

	(e)	All legal matters incident to the making of such Advance
shall be satisfactory to the Lenders and their counsel.

	Each Borrowing Notice with respect to each such Advance, and each request for the issuance of a Facility LC pursuant to Section2.19, shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) through and including (d) have been satisfied. The Borrower may submit (in writing) at least seven Business Days prior to any Notice of Borrowing, a statement that one or more representations and warranties will not be true and correct in any material respect as of such Borrowing Date and the circumstances giving rise thereto. The Required Lenders may decline any subsequent Credit Extension if they find any such statement by Borrower to be unacceptable in their sole discretion. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit"C" hereto as a condition to making a Credit Extension.

4.3	  Withholding Tax Exemption.  At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.


ARTICLE V

REPRESENTATIONS AND WARRANTIES

	The Borrower represents and warrants to the Lenders that:

5.1	  Corporate Existence and Standing.  Each of the Borrower and
its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2	  Authorization and Validity.  The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The Guarantor has the corporate power and authority and legal right to execute and deliver the Guaranty and to perform its obligations thereunder. The execution and delivery by the Borrower and the Guarantor of the Loan Documents and the performance of their respective obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower and the Guarantor, as the case may be, enforceable against the Borrower and the Guarantor, as the case may be, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

5.3	  No Conflict; Government Consent.  Neither the execution and delivery by the Borrower or the Guarantor of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

5.4	  Financial Statements.  The December31, 1996 consolidated
financial statements (the "1996 Statements") of the Borrower and its Subsidiaries, and all interim financial statements, heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5	  Material Adverse Change.  Since December31, 1996, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could have a Material Adverse Effect.

5.6	  Taxes.  The Borrower and its Subsidiaries have filed all United
States federal tax returns and all other tax returns which have been required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries are closed under Section 6501 of the Code through the fiscal year ended December31, 1992 and no federal income tax liabilities are currently being contested by the Internal Revenue Service. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7	  Litigation and Contingent Obligations.  Except as set forth in
Note 25 to the 1996 Statements (the "Note 25 Litigation"), there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Based on the current status of the
Note 25 Litigation, in the opinion of management of the Company, the
Note 25 Litigation should not have a Material Adverse Effect, and does not seek to prevent, enjoin or delay the making of the Loans or Advances. The Borrower has no material contingent obligations not provided for or disclosed in the 1996 Statements.

5.8	  Subsidiaries.  Schedule "1" hereto contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

5.9	  ERISA.  The Unfunded Liabilities of all Single Employer Plans
do not in the aggregate exceed the level at which the same would have a Material Adverse Effect. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of the level at which the same would have a Material Adverse Effect in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. The Borrower and each ERISA Affiliate has satisfied the minimum funding standards under ERISA with respect to its plans.

5.10	  Accuracy of Information.  No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11	  Regulation U.  Margin stock (as defined in Regulation U)
constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12	  Material Agreements.  Neither the Borrower nor any
Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13	  Compliance With Laws.  The Borrower and its Subsidiaries
have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.14	  Ownership of Properties.  On the date of this Agreement, the
Borrower and its Subsidiaries have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the financial statements as owned by it.

5.15	  Plan Assets; Prohibited Transactions.  The Borrower is not an
entity deemed to hold "plan assets" within the meaning of 29 C.F.R. para. 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code); and neither the execution of this Agreement and the making of Loans hereunder do not give rise to a prohibited transaction within the meaning of Section 406 of ERISA or
Section 4975 of the Code. The Borrower is an "operating company" as defined in 29 C.F.R 2510-101(c) and "benefit plan investors" (as defined in 29 C.F.R. para. 2510.3-101(f)) do not own 25% or more of the value of any class of equity interests in the Borrower.

5.16	  Environmental Matters.  In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has reasonably concluded that Environmental Laws in existence on the date as of which this representation is made from time to time are not expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental
Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

5.17	  Investment Company Act.  Neither the Borrower nor any
Subsidiary thereof is an "investment company" or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

5.18	  Public Utility Holding Company Act.  Neither the Borrower
nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.19	  Post-Retirement Benefits.  The present value of the expected cost of post-retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with the Agreement
Accounting Principles, does not exceed the level at which the same would have a Material Adverse Effect.

5.20	  Insurance.  The certificate signed by the President or Chief
Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

5.21	  Solvency.

	(a)	Immediately after the consummation of the transactions
to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans:

		(i)	the fair value of the assets of the Borrower and
the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries on a consolidated basis;

		(ii)	the present fair saleable value of the property of
the Borrower and the Subsidiaries on a
consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

		(iii)	the Borrower and the Subsidiaries on a
consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

		(iv)	the Borrower and the Subsidiaries on a
consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

	(b)	The Borrower does not intend to, or to permit any of its
Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.22	  Environmental Warranties.  Except as set forth in Note 24 to the 1996 Statements:

	(a)	all facilities and property (including underlying
groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower and its Subsidiaries in material compliance with all Environmental Laws;

	(b)	there has been no past, and there are no pending or
threatened:

		(i)	claims, complaints, notices or requests for
information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or

		(ii)	complaints, notices or inquiries to the Borrower
or any of its Subsidiaries regarding potential liability under any Environmental Law;

that, singly or in the aggregate have, or may reasonably be expected to have, a Material Adverse Effect;

	(c)	there have been no Releases of Hazardous Materials at,
on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

	(d)	the Borrower and its Subsidiaries have been issued and
are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

	(e)	no property now or previously owned or leased by the
Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up ("Listed Properties") that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; Borrower agrees to provide prompt notice of any properties becoming Listed Properties;

	(f)	there are no underground storage tanks, active or
abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

	(g)	without independent investigation of historic offsite
waste site disposal practices, neither the Borrower nor any Subsidiary of the Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Borrower or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including, but not limited to, claims under CERCLA which claims, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; and

	(h)	there are no polychlorinated biphenyls or friable asbestos
present at any property now or previously owned or leased by the Borrower or any Subsidiary of the Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse
Effect.


ARTICLE VI

COVENANTS

	During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1	  Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

	(a)	Within 105 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Borrower's independent certified public accountants) audit report certified by Borrower's independent certified public accountants,
(Borrower's current independent certified public accountants and any other Big 6 accounting firm are conclusively deemed acceptable) prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows (provided that delivery within the time period specified above of copies of the Borrower's Annual Report on Form 10-K prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the foregoing requirements of this Section6.1(a)), accompanied (irrespective of whether a Form 10-K or separate financial statements are provided) by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

	(b)	Within 60 days after the close of the first three quarterly
periods of each of its fiscal years, for itself and the Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter (provided that delivery within the time period specified above of copies of the Borrower's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the foregoing requirements of this Section6.1(b)), all certified by its chief financial officer.

	(c)	Together with the financial statements required under
Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit "C" hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

	(d)	As soon as possible and in any event within 10 days after
the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

	(e)	As soon as possible and in any event within 10 days after
receipt by the Borrower, a copy of (i) any material notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any material notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries.

	(f)	Promptly upon the furnishing thereof to the shareholders
of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

	(g)	Promptly upon the filing thereof, copies of all
registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange
Commission.

	(h)	Such other information (including non-financial
information) as the Agent or any Lender may from time to time reasonably request.

6.2	  Use of Proceeds.  The Borrower will, and will cause each
Subsidiary to, use the proceeds of the Advances for any one or more of the following purposes: working capital, general corporate purposes, and Acquisitions allowed under Section6.14(g), and to repay outstanding Advances; provided, however, that within 15 days prior to funding any Acquisition with proceeds of any Advance in excess of $10,000,000, the Borrower shall provide the Agent and each of the Lenders with a summary of the terms and conditions of the Acquisition and information concerning the target, including such information concerning the target as would be the subject of a report under Section6.1 if the target were then a Subsidiary. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

6.3	  Notice of Default.  The Borrower will, and will cause each
Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could have a Material Adverse Effect.

6.4	  Conduct of Business.  The Borrower will, and will cause each
Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as they are presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided, however, the Borrower may allow any Subsidiary to merge with the Borrower or another Subsidiary or dissolve or disqualify itself from its authority to conduct business, to the extent consistent with sound business practice.

6.5	  Dividend Restrictions.  The Borrower will not, and will not authorize any Subsidiary to, issue dividends, repurchase stock or make other distributions, if there is or would be a Default or Unmatured Default prior to or as a result of such issuance of dividends, repurchase of stock or other distribution.

6.6	  Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.7	  Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.8	  Compliance with Laws.  The Borrower will, and will cause
each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

6.9	  Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.10	  Inspection.  The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

6.11	  Indebtedness.

	(a)	Borrower will not, nor will it permit any Subsidiary to,
create, assume, incur, guarantee, suffer to exist or otherwise become liable in respect of any Indebtedness if the aggregate outstanding amount of Indebtedness of Borrower and its Subsidiaries exceeds fifty (50%) percent of Total Capitalization, and further provided, that if such Indebtedness is secured by a Lien, such Lien is permitted by Section 6.15 hereof.

	(b)	Borrower will not, nor will not permit any Subsidiary to,
create, assume, incur, guarantee, suffer to exist or otherwise become liable in respect of any Priority Debt unless, immediately after giving effect thereto and to the application of the proceeds of such Priority Debt, the aggregate amount of Priority Debt does not exceed 10% of Tangible Net Worth.

		As used herein, "Priority Debt" means (without duplication) (A) all secured Indebtedness not permitted under clauses (a) through (i) of Section6.15, (B) all Indebtedness and Preferred Stock of Subsidiaries (other than Indebtedness or Preferred Stock owing to or held by the Borrower or a Wholly-Owned Subsidiary or Indebtedness of the Borrower guaranteed by the Guarantor) and (C) all Attributable Debt of the Borrower and its Subsidiaries with respect to all Sale and Leaseback Transactions (other than Attributable Debt in respect of an obligation owed to the Borrower or a Wholly-Owned Subsidiary).

		For purposes of this Section6.11, a Subsidiary shall be deemed to have incurred Indebtedness or Attributable
Debt in respect of any obligation previously owed to the Borrower or to a Wholly-Owned Subsidiary and to have issued Preferred Stock previously held by the Borrower or a Wholly-Owned Subsidiary on the date the obligee or holder ceases for any reason to be the Borrower or a Wholly-Owned Subsidiary, and a Person that hereafter becomes a Subsidiary shall be deemed at that time to have incurred all of its outstanding Indebtedness and Attributable Debt and to have issued all of its outstanding Preferred Stock.

6.12	  Merger.  Borrower will not, nor will it permit any Subsidiary, to merge or consolidate with or into any other Person, except that:

	(a)	any Subsidiary may merge with Borrower or any other
Subsidiary, provided that Borrower is the surviving entity following such merger involving the Borrower;

	(b)	Borrower may merge with any other Person, provided
that (i) the Borrower is the surviving entity, (ii) at the time of, and after giving effect to such merger, no Default or Unmatured Default exists and is continuing, and (iii) after giving effect thereto, Borrower could incur
One Dollar ($1) of Indebtedness pursuant to Section
6.11; and

	(c)	any Subsidiary may merge with another Person, provided
that Borrower owns a portion of the surviving entity, and if such portion is less than fifty (50%) percent, the net book value of all assets so merged during the term of this Agreement shall not exceed ten (10%) percent of the book value (at date of determination) of Borrower's
Consolidated Assets; provided, however, that no merger of a Subsidiary shall be permitted if there is or would be a Default or Unmatured Default prior to or as a result of the merger.

Whether or not a transaction, act or omission is permissible under this
Section 6.12, Section 6.13 or Section 6.14 shall not effect, restrict or in any way limit the effectiveness of any other provisions of this Agreement pertaining to a Change in Control.

6.13	  Sale of Assets.  The Borrower will not, nor will it permit any
Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person, except:

	(a)	Sales of inventory in the ordinary course of business.

	(b)	Leases, sales or other dispositions of its Property
(including without limitations Sale and Leaseback
Transactions) that in the good faith opinion of the Borrower are in exchange for consideration to the Borrower or its applicable Subsidiary, as the case may be, having a fair market value at least equal to that of the property transferred and is in the best interest of the Borrower or such Subsidiary, and that (i)together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs (and in the case of any such sale or other disposition occurring during the first year of this Agreement, such shorter period as begins on the date hereof but ends with the month in which such lease, sale or other disposition occurs), do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, and (ii)together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section after the date hereof, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries;
provided, however, that Borrower will not be permitted to lease, sell or otherwise dispose of its Property if a Default or Unmatured Default exists prior to or would exist as a result of the proposed disposition of Property.

	In the event that all or substantially all of the capital stock or assets of the Guarantor is leased, sold or otherwise disposed of in accordance with the provisions of this Section 6.13, the Guarantor, at the Borrower's request, shall be discharged from all of its obligations and liabilities under the Guaranty by the Lenders entering into a release in form and substance reasonably satisfactory to the Borrower and the Agent; provided, however, that this sentence shall not apply (i) if a Default or Unmatured Default then exists or would exist as a result of the lease, sale or other disposition, (ii) if any amount is then due and payable under the Guaranty, or (iii)if the Guarantor at the time of the disposition of all or substantially all of its capital stock or assets is a guarantor of any other debt or obligation of the Borrower that is not also concurrently being released.

	For purposes of Section6.13(b)(i) and (ii), (x) any portion of the proceeds of a lease, sale or other disposition of Property that is applied to a Debt Prepayment Application within one hundred and eighty days
(180) days after the effective date of the transaction and/or (y) any portion of such proceeds applied to a Property Reinvestment
Application shall be deducted for purposes of determining whether a Substantial Portion of the Property of the Borrower and its Subsidiaries has been leased, sold or otherwise disposed of; provided, however, that the aggregate amount of any and all deductions under clause (y) above for purposes of determining whether a Substantial Portion of the Property of Borrower and its Subsidiaries has been leased, sold or otherwise disposed of, excluding the sale of all or substantially all of the capital stock or assets of Guarantor, shall not exceed 5% of the Consolidated Assets of the Borrower and its Subsidiaries as of December31, 1996 for purposes of the calculations in clause (ii) in the definition of "Substantial Portion." "Debt Prepayment Application" means, with respect to any sale, lease or other disposition of Property, the application by the Borrower or one of its Subsidiaries of cash in any amount equal to any portion of the proceeds therefrom to pay senior Indebtedness of the Company (other than senior Indebtedness in respect of any revolving credit or similar credit facility providing the Borrower or a Subsidiary with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Indebtedness the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Indebtedness), provided that in the course of making such application the Borrower shall prepay pursuant to Section2.7 principal of the Advances, and shall reduce the Aggregate Commitment pursuant to Section2.5, in an amount at least equal to the product of (x) the amount of proceeds being so applied to the payment of senior Indebtedness multiplied by (y) a fraction, the numerator of which is the unpaid principal amount of the Advances at the time outstanding and the denominator of which is the aggregate unpaid principal amount of all senior Indebtedness of the Borrower. "Property Reinvestment Application" means, with respect to any sale, lease or other disposition of Property, the application of a portion of the proceeds therefrom to the acquisition by the Borrower or any Subsidiary of operating assets to be used in the ordinary course of business by the Borrower or such Subsidiary provided:

	(i)	the board of directors of the Borrower shall have
approved the construction, acquisition or improvement of a non-current operating asset within 12 months before or six months after such transaction, and

	(ii)	the Borrower or a Subsidiary shall have entered into a
definitive agreement for such construction, acquisition or improvement of a non-current operating asset or shall have commenced such construction, acquisition or improvement of a non-current operating asset within 12 months after such transaction.

6.14	  Investments and Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments, or commitments therefor or to become a partner or member in any partnership, limited liability company or joint venture, or to make any Acquisition, except:

	(a)	Short-term obligations of, or fully guaranteed by, the
United States of America.

	(b)	Commercial paper rated A-1 or better by Standard and
Poor's Ratings Group, a division of McGraw Hill, Inc. or
P-1 or better by Moody's Investors Service, Inc.

	(c)	Demand deposit accounts maintained in the ordinary
course of business.

	(d)	Certificates of deposit issued by and time deposits with
commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

	(e)	Existing Investments in existence on the date hereof and
described in Schedule "1" hereto and additional investments in Kosmos Cement Company.

	(f)	Investments in Subsidiaries or Persons that concurrently
with such Investment become a Subsidiary, provided that
(i) the aggregate transfer of value to a Subsidiary or a Person that concurrently becomes a Subsidiary in connection with any such Investments under this clause
(f) shall in no event exceed 10% of Consolidated Assets, and (ii) if such Investment results in such Subsidiary or Person becoming a Significant Subsidiary, then the Borrower shall cause such Subsidiary or Person to become a guarantor of Borrower's Obligations under this Agreement by the execution and delivery of a guaranty in substantially the form of Guaranty, as acceptable to the Agent.

	(g)	Any Acquisition to the extent that such Acquisition
involves only one or more businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement as described in the reports and proxy statements filed by Borrower with the Securities and Exchange Commission since December 31, 1995, or substantially similar businesses, provided that if as a result of such Acquisition, the acquired Person or acquisition entity becomes a Significant Subsidiary, then such Person or entity shall become a guarantor of Borrower's Obligations under this Agreement by the execution and delivery of a guaranty in substantially the form of Guaranty, as acceptable to the Agent.

	(h)	Investments in repurchase agreements not exceeding
ninety (90) days in duration collateralized by obligations of the United States of America or any agency or instrumentality thereof, entered into with a commercial bank meeting the requirements of clause (d) above, provided that such repurchase agreements are secured by a perfected transfer of and security interest in such obligations.

	(i)	Investments in tax-exempt obligations of any state of the
United States, or any municipality of any such state, in each case rated "AA" or better by Standard & Poors
Ratings Service, a division of The McGraw Hill
Companies, Inc., "Aa2" or better by Moody's Investors
Service, Inc. or an equivalent rating by any other credit rating agency of recognized national standing, provided that such obligations mature within three hundred and sixty five (365) days from the date of acquisition thereof.

	(j)	Investments arising from the sale of goods or services in
the ordinary course of business.

	(k)	Purchases of the Borrower's Common Stock or
Warrants.

	(l)	All other Investments not listed in clauses (a) - (k) to the extent that the aggregate amount of such Investments owned at any time by the Borrower and all Subsidiaries would not exceed 10% of Tangible Net Worth.

Borrower shall not be permitted to make any Investments or Acquisitions listed in clauses (e), (f), (g), (k) or (l) of this Section 6.14, if there is or would be a Default or Unmatured Default prior to or as a result of such Investment or Acquisition.

6.15	  Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower (including without limitation the stock of any Subsidiaries) or any of its Subsidiaries, except:

	(a)	Liens for taxes, assessments or governmental charges or
levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

	(b)	Liens imposed by law, such as carriers', warehousemen's
and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

	(c)	Liens arising out of pledges or deposits under worker's
compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

	(d)	Utility easements, building restrictions and such other
encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

	(e)	Liens created to secure all or any part of the purchase
price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of tangible property (or any improvement thereon) acquired or constructed by the Borrower or a Subsidiary after the date hereof, provided that:

		(i)	any such Lien shall extend solely to the item or
items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

		(ii)	the principal amount of the Indebtedness secured
by all such Liens in respect of any such property shall at no time exceed an amount equal to the lesser of (x) the cost to the Borrower or such Subsidiary of the property (or improvement thereon) so acquired or constructed and (y) the fair market value (as determined in good faith by the board of directors of the Borrower) of such property (or improvement thereon) at the time of such acquisition or construction, and

		(iii)	any such Lien shall be created
contemporaneously with or within one hundred eighty (180) days after, the acquisition or construction of such property.

	(f)	Any Lien existing on property of a Person immediately
prior to its being consolidated with or merged into the Borrower or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Borrower or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person's becoming a Subsidiary or such acquisition of property, and (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property.

	(g)	Any Lien renewing, extending or refunding any Lien
permitted by clause (e) or (f) above, provided that (i) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such renewal, extension or refunding no Default or Unmatured Default would exist.

	(h)	Liens (other than any Lien imposed by ERISA) incurred
or deposits made in the ordinary course of business to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds (not in excess of $10,000,000) bids, leases (other than Capitalized Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property.

	(i)	Any attachment or judgment Lien, unless the judgment it
secures (i) shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within thirty (30) days after the expiration of any such stay or (ii) exceeds $10,000,000.

	(j)	Other Liens not otherwise permitted by clauses (a)
through (i) above, provided that after giving effect thereto and to the Indebtedness secured by any such Liens the aggregate amount of Priority Debt secured by any Lien in, of or on Property of the Borrower or any of its Subsidiaries does not exceed ten (10%) percent of Tangible Net Worth.

6.16	  ERISA.  The Borrower will, and will cause each of its
Subsidiaries to:

	(a)	maintain all Plans of the Borrower and each of its
Subsidiaries so that the aggregate Unfunded Vested
Liabilities of all such Plans determined in accordance with Financial Accounting Standards Board Statement
No.87 does not exceed the level at which the same would have a Material Adverse Effect; and

	(b)	as soon as reasonably possible after the Borrower knows
or has reason to know that any Reportable Event or any Termination Event with respect to any Plan of the Borrower or an ERISA Affiliate has occurred, furnish to each Bank a statement signed by a senior officer of the Borrower setting forth details as to such Reportable
Event or Termination Event and the action, if any, which the Borrower or the ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice of such Reportable Event or Termination Event furnished to PBGC.

6.17	  Affiliates.  The Borrower will not, and will not permit any
Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business (it being agreed that purchases of the Borrower's Common
Stock and Warrants are in the ordinary course of business) and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction. Neither the Borrower nor any Subsidiary shall agree to any provision in any agreement placing any limitation, restriction or prohibition on the ability of any Subsidiary to make any distribution or loan to the Borrower.

6.18	  Environmental Covenants.  The Borrower will, and will cause each of its Subsidiaries to:

	(a)	use and operate all of its facilities and properties in
material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates and licenses in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

	(b)	immediately notify the Agent and provide copies upon
receipt of all material written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice any such actions and proceedings; and

	(c)	provide such information and certifications which the
Agent may reasonably request from time to time to insure compliance with this Section 6.18.

6.19	  Sale of Accounts.  The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except (a) ancillary dispositions to facilitate collection of problem pay receivables in the ordinary course of business, and (b) sale of accounts incident to a sale of a business made in accordance with Section6.13.

6.20	  Financial Covenants.

	(a)	Leverage Ratio.  The ratio of Total Debt to Total
Capitalization shall not exceed 50% at any time;
compliance testing shall be on a quarterly basis, determined as of the last day of each calendar quarter beginning as of March 31, 1997.

	(b)	Fixed Charge Coverage Ratio.  The Fixed Charge
Coverage Ratio shall not be less than 2.50:1.00 at any time, as determined on the last day of each calendar quarter beginning as of March31, 1997 for the four immediately preceding consecutive calendar quarters then ended; compliance testing shall be on a quarterly basis.

	(c)	Tangible Net Worth.  Tangible Net Worth shall not be at
any time less than the sum of (i)Two Hundred Million
Dollars ($200,000,000) (the "Base Tangible Net
Worth"), plus (ii) fifty percent(50%) of cumulative quarterly Consolidated Net Income (without any reduction in the event such cumulative quarterly
Consolidated Net Income is negative) after December
31, 1996, plus (iii)eighty percent (80%) of the net proceeds from any equity offering by the Borrower
(excluding proceeds realized upon exercise of warrants outstanding on the date of this Agreement and proceeds realized upon exercises of management or directors stock options whenever issued under current Board authorization); compliance testing shall be on a quarterly basis, as determined on the last day of each calendar quarter beginning as of March31, 1997; provided, however, that if the Borrower does not repurchase, redeem or otherwise acquire $25,000,000 of its capital stock or warrants prior to December31, 1998, then on January 1, 1999 the amount of the Base Tangible Net
Worth for purposes of this Section6.20(c) shall be increased by $25,000,000 less the purchase price of any capital stock or warrants of the Borrower repurchased, redeemed or otherwise acquired between January 1, 1997 and December31, 1998.


ARTICLE VII

DEFAULTS

	The occurrence of any one or more of the following events shall constitute a Default:

	7.1	Any representation or warranty made or deemed made
by or on behalf of the Borrower or any of its Subsidiaries to the Lenders, the LC Issuer or the Agent under or in connection with this Agreement, any Credit Extension, the Guaranty, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

	7.2.	Nonpayment of any Reimbursement Obligation or the
principal of any Note when due, or nonpayment of interest upon any Note or Reimbursement Obligation or of any Commitment Fee, LC Fee or other payment obligations under any of the Loan Documents within five days after the same becomes due.

	7.3.	The breach by the Borrower of any of the terms or
provisions of Article VI.

	7.4.	The breach by the Borrower (other than a breach which
constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within ten days after written notice from the Agent or any Lender.

	7.5.	Failure of the Borrower or any of its Subsidiaries or any
Guarantor to pay when due any Indebtedness aggregating in excess of $3,000,000 ("Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries or any Guarantor in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity;
or any Material Indebtedness of the Borrower or any of its Subsidiaries or any Guarantor shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Significant Subsidiaries or any Guarantor shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

	7.6.	The Borrower or any of its Significant Subsidiaries or
any Guarantor shall (i)have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in
Section 7.7.

	7.7.	Without the application, approval or consent of the
Borrower or any of its Subsidiaries, or any Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Significant Subsidiaries or any Guarantor or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Significant Subsidiaries or any Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

	7.8.	Any court, government or governmental agency shall
condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Significant Subsidiaries or any Guarantor which, when taken together with all other Property of the Borrower and its Subsidiaries or any Guarantor so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

	7.9.	The Borrower or any of its Significant Subsidiaries shall
fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $3,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

	7.10	The Borrower, any ERISA Affiliate or the administrators
of one or more Plans constituting a Material Plan shall receive notice from the PBGC indicating that the PBGC has made a determination that it will invoke its rights to terminate such Material Plan under Section 4042 of ERISA or one or more Plans constituting a Material Plan shall be terminated under Section 4042 of ERISA or a trustee shall be appointed to administer one or more Plans constituting a Material Plan under Section 4042 of ERISA or PBGC shall institute proceedings to terminate, or to have a trustee appointed to administer, one or more Plans constituting a Material Plan or the Borrower or any ERISA Affiliate shall have failed to pay any installment in respect of any withdrawal liability of the Borrower or any ERISA Affiliate arising under Subtitle E of Title IV of ERISA if such withdrawal liability is at the time of such failure in excess of five percent (5%) of Tangible Net Worth in respect of any Multiemployer Plan from which the Borrower or any ERISA Affiliate has withdrawn pursuant to Subtitle E of Title IV of ERISA or proceedings shall have been instituted by the trustee or administrator of such Multiemployer Plan against the Borrower or any ERISA Affiliate in respect thereof.

	7.11.	The Borrower or any other member of the Controlled
Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $15,000,000 or requires payments exceeding $15,000,000 per annum.

	7.12.	The Borrower or any other member of the Controlled
Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $5,000,000.

	7.13.	The Borrower or any of its Significant Subsidiaries shall
be subject to or the subject of any proceeding or investigation pertaining to a Release by the Borrower or any of its Subsidiaries, or any other Person of any Hazardous Material into the environment, or any violation of any Environmental Laws, which, in either case, reasonably could be expected to have a Material Adverse Effect.

	7.14.	The occurrence of any "default", as defined in any Loan
Document (other than this Agreement or the Notes) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement or the Notes), which default or breach continues beyond any period of grace therein provided.

	7.15.	The Borrower shall cease to own 100% of the
outstanding capital stock of any Subsidiary which has executed a Guaranty; or any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor denies that it has any further liability under any Guaranty to which it is a party, or gives notice to such effect; provided, however, that a release of the Guarantor in accordance with Section
6.13 hereof shall not constitute a Default.

	7.16.	Nonpayment by the Borrower or any Subsidiary of any
Rate Hedging Obligation or Letter of Credit when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Hedging Agreement or Letter of Credit.

	7.17.	The representations and warranties set forth in
"Section5.15 Plan Assets; Prohibited Transactions" shall at any time not be true and correct.


ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND
REMEDIES

8.1	  Acceleration.  If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the Commitments of the Lenders hereunder (and the obligations of the LC Issuer to issue Facility LCs) shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the Commitments of the Lenders hereunder (and the obligation of the LC Issuer to issue Facility LCs), or declare the Obligations to be due and payable, (whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives) or both.

	If, within 14 days after acceleration of the maturity of the Obligations or termination of the Commitments of the Lenders hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent (or the LC Issuer) shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

	If the Obligations become due and payable under this Section
8.1, the Borrower shall immediately deposit with the Agent for the benefit of each LC Issuer (and each Lender participating in Facility LCs) cash equal to the total aggregate exposure of each LC Issuer (including each participating Lender in Facility LCs) under any and all Facility LCs then outstanding, to be held by the Agent in a reimbursement account to secure and satisfy any and all reimbursement obligations of Borrower hereunder with respect to outstanding Facility LCs. The Agent, for the ratable benefit of each of the LC Issuers (and Lenders participating in such Facility LCs) shall have a perfected lien, security interest and offset right in such reimbursement account and the monies therein to secure all reimbursement obligations in respect of such Facility LCs.

8.2	  Amendments.  Subject to the provisions of this Article VIII, the
Required Lenders (or the Agent or the LC Issuer with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

	(a)	Increase any Lender's Commitment, or extend the
maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of any interest or fees hereunder.

	(b)	Reduce the percentage specified in the definition of
Required Lenders, or otherwise modify in any manner the number or percentage of Lenders required to make any determinations or waive any rights hereunder or to modify the provisions of this Agreement.

	(c)	Reduce the amount or extend the payment date for, the
mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

	(d)	Release the Guarantor of any of its guaranty liability
under the Guaranty, except for a release of the Guarantor's liability and obligations under the Guaranty in accordance with the provisions of Section 6.13.

	(e)	Amend this Section 8.2 or Section 11.2.

	(f)	Release any guarantor (other than the Guarantor) of its
obligations with respect to any Advance (principal or interest) or Reimbursement Obligation.

	(g)	Reduce the amount or change the payment date of any
Reimbursement Obligation which may be outstanding under Section2.19.

	(h)	Change the amount of the  LC Sublimit.

	(i)	Amend the conditions precedent under Sections4.1 and
4.2.

	(j)	Amend the assignment provisions under Sections 12.1
and12.3 hereof.

	(k)	Amend the "Change in Control" definition or related
provisions under Section2.18 hereof.

	(l)	Amend any payment date under this Agreement
(including any mandatory prepayment).

	(m)	Amend the provisions of Section6.14, providing that any
Significant Subsidiary of Borrower shall execute a guaranty under this Agreement, substantially in the form of the Subsidiary Guaranty dated as of June30,1997.

No amendment of any provision of this Agreement relating to the Agent or the LC Issuer shall be effective without the written consent of the Agent or the LC Issuer, as the case may be. The Agent may waive payment of the fee required under Section 12.3(b) without obtaining the consent of any other party to this Agreement.

8.3	  Preservation of Rights.  No delay or omission of the Lenders, the Agent or the LC Issuer to exercise any right under the Loan
Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit
Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full. Notwithstanding the fact that certain enforcement powers reside with the Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate "creditor" holding a separate "claim" within the meaning of Section 101(5) of the United States Bankruptcy Code or any other insolvency statute.


ARTICLE IX

GENERAL PROVISIONS

9.1	  Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

9.2	  Governmental Regulation.  Anything contained in this
Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3	  Taxes.  Any taxes (excluding federal and state income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

9.4	  Headings.  Section headings in the Loan Documents are for
convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5	  Entire Agreement.  The Loan Documents embody the entire
agreement and understanding among the Borrower, the Agent, the LC
Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than the fee letter described in Section10.13.

9.6	  Several Obligations; Benefits of this Agreement.  The
respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.7	  Expenses; Indemnification.  The Borrower shall reimburse the
Agent and the LC Issuer for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent or the LC Issuer, which attorneys may be employees of the Agent or the LC Issuer) paid or incurred by the Agent or the LC Issuer in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the LC Issuer and the Lenders, which attorneys may be employees of the Agent, the LC Issuer or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent, the LC Issuer and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the LC Issuer or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined by a court of competent jurisdiction in a final and non-appealable order to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

9.8	  Numbers of Documents.  All statements, notices, closing
documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.9	  Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.10	  Severability of Provisions.  Any provision in any Loan
Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11	  Nonliability of Lenders.  The relationship between the
Borrower, on one hand, and the Lenders, the Agent and the LC Issuer on the other hand, shall be solely that of borrower and lender. Neither the Agent, nor the LC Issuer, nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, nor the LC Issuer, nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent, nor the LC Issuer, nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, nor the LC Issuer, nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.12	  Confidentiality.  Each Lender agrees to use all confidential information only for purposes of the Loan Documents and the parties' obligations thereunder and to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other
Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials or, any other Person as requested pursuant to or as required by law, regulation, or legal process, (iv) to any Person in connection with any legal proceeding to which that Lender is a party, and (v) permitted by Section 12.4.

9.13	  Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.


ARTICLE X

THE AGENT

10.1	  Appointment; Nature of Relationship.  NBD Bank, N.A. is
hereby appointed by the Lenders as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.
Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall have not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2	  Powers.  The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3	  General Immunity.  Neither the Agent, nor the LC Issuer nor
any of their respective directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

10.4	  No Responsibility for Loans, Recitals, etc.  Neither the Agent,
nor the LC Issuer nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent or the LC Issuer, as the case may be; (iv)the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Agent and the LC Issuer shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent or the LC Issuer at such time, but is voluntarily furnished by the Borrower to the Agent or the LC Issuer
(either in its capacity as Agent, LC Issuer or in its individual capacity).

10.5	  Action on Instructions of Lenders.  The Agent and the LC
Issuer shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The
Lenders hereby acknowledge that the Agent and the LC Issuer shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan
Document unless it shall be requested in writing to do so by the Required Lenders. The Agent and the LC Issuer shall be fully justified in failing or refusing to take any action hereunder and under any other
Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6	  Employment of Agents and Counsel.  The Agent and the LC
Issuer may execute any of its duties as Agent and the LC Issuer hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent and the LC Issuer shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7	  Reliance on Documents; Counsel.  The Agent and the LC
Issuer shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent or the LC Issuer, which counsel may be employees of the Agent or the LC Issuer.

10.8	  Agent's Reimbursement and Indemnification.  The Lenders
agree to reimburse and indemnify each of the Agent and the LC Issuer, in their capacities as such, ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination)
(i) for any amounts not reimbursed by the Borrower for which the Agent or the LC Issuer is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent or the LC Issuer on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent or the LC Issuer in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent or the LC Issuer. The obligations of the Lenders under this Section10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9	  Notice of Default.  The Agent and the LC Issuer shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent and the LC Issuer has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent and the LC Issuer receive such a notice, the Agent and the LC Issuer shall give prompt notice thereof to the Lenders.

10.10	  Rights as a Lender.  In the event the Agent or the LC Issuer is a Lender, the Agent and the LC Issuer shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent or the LC Issuer, and the term "Lender" or "Lenders" shall, at any time when the Agent or the LC Issuer is a Lender, unless the context otherwise indicates, include the Agent or the LC Issuer in its individual capacity. The Agent and the LC Issuer may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11	  Lender Credit Decision.  Each Lender acknowledges that it
has, independently and without reliance upon the Agent, the LC Issuer or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the LC Issuer or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12	  Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor
Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan
Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

10.13	  Agent's Fee.  The Borrower agrees to pay to the Agent, for its own account, and to First Chicago Capital Markets, Inc., as Arranger the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated March12, 1997, or as otherwise agreed from time to time.


ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1	  Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits
(including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

11.2	  Ratable Payments.  If any Lender, whether by setoff or
otherwise, has payment made to it upon its Outstanding Credit
Exposure (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Percentage of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Percentages of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender, other than Indebtedness evidenced by any of the Notes or Reimbursement Obligations hereunder held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes or Reimbursement Obligations hereunder.


ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS;
PARTICIPATION

12.1	  Successors and Assigns.  The terms and provisions of the Loan
Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3.
Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with
Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

12.2	  Participation.

	(a)	Permitted Participants; Effect.  Any Lender may, in the
ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower, the LC Issuer and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

	(b)	Voting Rights.  Each Lender shall retain the sole right to
approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, other than any amendment, modification or waiver which requires the unanimous consent of the Lenders under Section 8.2.

	(c ) 	Benefit of Setoff.  The Borrower agrees that each
Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3	  Assignments.

	(a)	Permitted Assignments.  Any Lender may, in accordance
with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents.
Such assignment shall be substantially in the form of Exhibit "D" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower, the Agent and the LC Issuer shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof;
provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. No such consent shall be unreasonably withheld or delayed. Each such assignment shall be in an amount not less than the lesser of (i) $10,000,000 or (ii) the remaining amount of the assigning Lender's
Commitment (calculated as at the date of such assignment).

	(b)	Effect; Effective Date.  Upon (i) delivery to the Agent of
a notice of assignment, substantially in the form attached as Exhibit "I" to Exhibit "D" hereto (a "Notice of
Assignment"), together with any consents required by
Section 12.3(a), and (ii)payment of a $2,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders, the Agent or the LC Issuer shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(b), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement
Notes are issued to such transferor Lender and new
Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

12.4	  Dissemination of Information.  The Borrower authorizes each
Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.12 of this Agreement.

12.5	  Tax Treatment.  If any interest in any Loan Document is
transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.3.


ARTICLE XIII

NOTICES

13.1	  Notices.  Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the LC Issuer or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

13.2	  Change of Address.  The Borrower, the Agent, the LC Issuer
and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

ARTICLE  XV

CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER
OF JURY TRIAL

15.1	  CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER
THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE
OF LAW PROVISION) SHALL BE CONSTRUED IN
ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE
LAW OF CONFLICTS) OF THE STATE OF INDIANA, BUT
GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO
NATIONAL BANKS.

15.2	  CONSENT TO JURISDICTION.  THE BORROWER
HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE
JURISDICTION OF ANY UNITED STATES FEDERAL OR
INDIANA STATE COURT SITTING IN MARION COUNTY IN
ANY ACTION OR PROCEEDING ARISING OUT OF OR
RELATING TO ANY LOAN DOCUMENTS AND THE
BORROWER HEREBY IRREVOCABLY AGREES THAT ALL
CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING
MAY BE HEARD AND DETERMINED IN ANY SUCH COURT
AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW
OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH
SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT
OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT,
THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS
AGAINST THE BORROWER IN THE COURTS OF ANY OTHER
JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE
BORROWER AGAINST THE AGENT, THE LC ISSUER OR ANY
LENDER OR ANY AFFILIATE OF THE AGENT, THE LC ISSUER
OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY,
ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO,
OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE
BROUGHT ONLY IN A COURT IN MARION COUNTY, INDIANA.

15.3	  WAIVER OF JURY TRIAL.  THE BORROWER, THE
AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE
TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING,
DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER
SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY
WAY ARISING OUT OF,
RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT
OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
	IN WITNESS WHEREOF, the Borrower, the Lenders, the
Agent and the LC Issuer have executed this Agreement as of the date first above written.

		LONE STAR INDUSTRIES, INC.
		as Borrower


		By:


			Printed Name


			Title

			Address:

			300 First Stamford Place
			P.O. Box 120014
			Stamford, Connecticut 06912-0014

			Attention:


	$ 25,000,000	NBD BANK, N.A.,
		Individually, as Lender, as Agent and as LC
		Issuer


		By:
			Scott C. Morrison, Vice President,
			Corporate & Institutional Banking

		Address:

		One Indiana Square, M.S. 7028
		Indianapolis, Indiana 46266
		Attention:  	Scott C. Morrison
		Telephone:	(317) 266-7351
		Facsimile:	(317) 266-6042




	$20,000,000	FLEET NATIONAL BANK,
		as Lender


		By:
			Barbara Agostini Keegan
			Assistant Vice President

		Address:

		One Landmark Square, 12th Floor
		Stamford, Connecticut 06904
		Attention: Barbara Agostini Keegan
		Telephone:	(203) 358-2021
		Facsimile:	(203) 358-6111



	$10,000,000	THE MITSUBISHI TRUST AND BANKING
		CORPORATION, CHICAGO BRANCH
		as Lender


		By:
			Aaki Yamagishi
			Chief Manager

		Address:

		311 South Wacker Drive, Suite 6300
		Chicago, Illinois 60606
		Attention:	Christopher Strike, Corporate
 				Finance Officer
		Telephone:	(312) 408-6000
		Facsimile:	(312) 663-0863



	$20,000,000	WACHOVIA BANK, N.A.
		as Lender


		By:
			Jane C. Deaver
			Vice President

		191 Peachtree Street, N.E.
		Atlanta, Georgia 30303

		Address:

		191 Peachtree Street, N.E.,  MC 370
		28th Floor
		Atlanta, Georgia 30303
		Attention: Jane C. Deaver
		Telephone:	(404) 332-5219
		Facsimile:	(404) 332-6898



	$10,000,000	UNION PLANTERS NATIONAL BANK
		as Lender


		By:
			Victoria E. Docauer
			Vice President

		Address:

		6200 Poplar, Suite HQ4
		Memphis, Tennessee 38119
		Attention: Victoria E. Docauer
		Telephone:	(901) 580-5507
		Facsimile:	(901) 580-5451


	$15,000,000	THE SANWA BANK LIMITED,
		NEW YORK BRANCH
		as Lender


		By:
			Paul Judicke
			Vice President

		Address:

		Park Avenue Plaza
		55 East 52nd Street
		New York, NY 10055
		Attention: Paul Judicke
		Telephone:	(212) 339-6300
		Facsimile:	(212) 754-1304